Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com Jim Seines, Investor Relations 858-882-6084 jseines@leapwireless.com
Leap Announces Net Customer Additions for Fourth Quarter and Full Year 2007
~ Company Also Announces Participation at
18th Annual Citigroup Global Entertainment, Media and Telecommunications Conference ~
SAN DIEGO — January 7, 2008 — Leap Wireless International, Inc. (NASDAQ:LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that it gained approximately 152,000 net customer additions during the fourth quarter of 2007, bringing the total number of net additions for 2007 to approximately 634,000. In addition, customer churn for the fourth quarter of 2007 was 4.2 percent. Leap ended the year with approximately 2.86 million customers.
“We are pleased with the Company’s end-of-year performance in adding new customers and reducing churn. Strong customer uptake during the conclusion of the holiday buying season helped deliver results ahead of our expectations on these two metrics, demonstrating the strength of our business as we head into the new year,” said Doug Hutcheson, Leap’s CEO, President and acting CFO. “As our business continues to follow its normal seasonal rhythms, we believe we are positioned for further growth. In addition, we continue to develop new product and service offerings to better serve our customers. Looking forward, we see a business well-prepared for the next phase of our expansion and development as we move ahead with our major new initiatives.”
The Company also announced today it will participate in the 18th Annual Citigroup Global Entertainment, Media and Telecommunications Conference to be held at the Arizona Biltmore Resort and Spa in Phoenix, Ariz. from January 8 to 10, 2008.
Mr. Hutcheson is scheduled to present at the conference on Wednesday, January 9, 2008 from 9:45-10:20 a.m. Mountain Time. During his presentation, Mr. Hutcheson will provide an overview of the Company’s business performance, growth trajectory and commitment to delivering value for all shareholders.
The presentation will be carried live over the Internet. Investors and other interested parties can listen to the live web cast of the presentation by accessing the “News and Events” page of the Investor

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Relations section of the Company’s website, www.leapwireless.com. Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software to listen to the call and view the accompanying presentation. A replay of the presentation will be available on the Company’s website until January 31, 2008.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and Jump® Mobile services. The Company and its joint ventures now operate in 23 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our expectations regarding growth and future products and service offerings, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions including interest rates, consumer credit conditions, unemployment and other macro-economic factors that could adversely affect the market for wireless services;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of Auction #66 markets, market trials and introduction of higher-speed data services and other strategic activities;

•	our ability to obtain roaming services from other carriers at cost-effective rates;

•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through cash from operations, our revolving credit facility or additional capital, delays in the availability of network equipment and handsets for the AWS spectrum we acquired in the Federal Communications Commission’s, or FCC’s, auction for Advanced Wireless Services, or Auction #66, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities, indenture and any future credit agreement, indenture or similar instrument;

•	failure of our network or information technology systems to perform according to expectations; and

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•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump and the Cricket “K” are U.S. registered trademarks of Cricket. All other trademarks are the property of their respective owners.